SUBSCRIPTION AGREEMENT
(Private Stock Offering)


The undersigned Buyer hereby agrees to purchase 6,000,000 shares of the common stock of Shaw International Inc., a Delaware corporation (the "Company"), from the issuer on the following terms and conditions:

1.  The purchase price shall be US$0.0001 per share.
2. The stock will be delivered by the Company against good funds by the Buyer.
3. The Buyer represents that his financial condition is such that he can lose his entire investment without affecting his standard of living.
4. The Buyer understands that the shares being purchased are "restricted securities" and may not be sold on the public market unless there is a registration statement in effect or an exemption from registration is available.

The undersigned Buyer acknowledges that the subscription is unconditional and that this Investment has not been induced by an means and is a result of the Buyer's own desire to participate in the future development of the Company.

THE PURCHASE OF THESE SHARES INVOLVES A VERY HIGH DEGREE OF RISK AND THE BUYER SHOULD BE ABLE TO WITHSTAND THE LOSS OF THIS ENTIRE INVESTMENT.

SELLER:
SHAW INTERNATIONAL, INC.



ROBERT G. WOODS                             Date: September 25, 2000
---------------
Robert G. Woods
BUYER:

RR2, Box 26, Joby Site
Halfmoon Bay, BC V0N 1Y0



______________________________________  Date: September 25, 2000


SSN/SIN: _____________________